EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2008

BOISE, Idaho, December 20, 2007 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for the company’s first quarter of fiscal 2008, which ended November 29, 2007. For the first quarter of fiscal 2008, the company incurred a net loss of $262 million, or $0.34 per diluted share, on net sales of $1.5 billion. These results compare to a net loss of $158 million, or $0.21 per diluted share, on net sales of $1.4 billion for the fourth quarter of fiscal 2007.

The company’s growth in revenue in the first quarter compared to the previous quarter was primarily driven by significant sales volume increases in memory products (for both DRAM and NAND Flash). Sales of CMOS image sensors products in the first quarter of fiscal 2008 also increased approximately 15 percent compared to the previous quarter as a result of a higher level of unit sales. Megabit sales volume for DRAM and NAND Flash memory products increased approximately 25 percent and 60 percent, respectively, comparing the first quarter to the previous quarter, primarily as a result of higher levels of production and strong demand. However, the company’s first quarter results continued to be significantly affected by industry supply/demand dynamics. Average selling prices decreased approximately 20 percent for DRAM and 30 percent for NAND Flash memory products compared to the already low prices realized in the fourth quarter of fiscal 2007. Primarily due to prevailing market conditions, the company recorded a $62 million write-down of its finished goods and work in process inventories for memory products to reduce their carrying values to their estimated market values. This write-down is included in the company’s reported cost of goods sold for the first quarter of fiscal 2008.

Despite the write-down, the company achieved a decrease in cost of goods sold per megabit in the first quarter of fiscal 2008 of approximately 10 percent and 15 percent for DRAM and NAND Flash memory products, respectively. Higher levels of production and lower manufacturing costs in the first quarter of fiscal 2008 compared to the fourth quarter of fiscal 2007 were a result of the company’s acceleration of industry-leading process technology, transitions to higher density memory products and significant improvements and growth in the company’s 300mm operations. The company continues to ramp production of 300mm NAND wafers at its IM Flash joint venture fab in Lehi, Utah and 300mm DRAM wafers at its TECH Semiconductor operation in Singapore.

The company ended the first quarter with more than $2 billion in cash and investments. The company had capital expenditures of approximately $885 million during the first quarter and received $150 million in cash contributions from Intel Corporation, a partner in the IM Flash joint ventures. The company estimates capital expenditures aggregating between $2.5 billion and $3 billion for the 2008 fiscal year, of which approximately $500 million is estimated to be funded by contributions from joint venture partners.

The company will host a conference call today at 2:30 p.m. MST to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s Web site until December 20, 2008. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 27073959) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on December 27, 2007.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 29,	Aug. 30,	Nov. 30,
	2007	2007	2006

Net sales	$1,535	$1,437	$1,530
Cost of goods sold (1)	1,530	1,264	1,088
Gross margin	5	173	442

Selling, general and administrative	112	143	180
Research and development	163	184	183
Other operating (income) expense (2)	(23)	(12)	(31)
Restructure (3)	13	19	--
Operating income (loss)	(260)	(161)	110

Interest income (expense), net	9	15	40
Other non-operating income (expense)	(1)	--	3
Income tax (provision) (4)	(7)	(6)	(9)
Noncontrolling interests in net income	(3)	(6)	(29)
Net income (loss)	$(262)	$(158)	$115

Earnings (loss) per share:
Basic	$(0.34)	$(0.21)	$0.15
Diluted	(0.34)	(0.21)	0.15

Number of shares used in per share calculations:
Basic	771.9	770.9	767.0
Diluted	771.9	770.9	779.6

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Nov. 29,	Aug. 30,
	2007	2007
Cash and short-term investments	$2,031	$2,616
Receivables	1,067	994
Inventories	1,443	1,532
Total current assets	4,652	5,234
Property, plant and equipment, net	8,576	8,279
Goodwill	515	515
Total assets	14,498	14,818

Accounts payable and accrued expenses	1,317	1,385
Current portion of long-term debt	281	423
Total current liabilities	1,852	2,026
Long-term debt	1,936	1,987
Noncontrolling interests in subsidiaries	2,760	2,607
Total shareholders’ equity	7,501	7,752

	Quarter Ended
	Nov. 29,	Nov. 30,
	2007	2006
Net cash provided by operating activities	$276	$429
Net cash used for investing activities	(406)	(768)
Net cash provided by (used for) financing activities	(182)	211

Depreciation and amortization	504	380
Expenditures for property, plant and equipment	(765)	(1,099)
Cash received from noncontrolling interests	150	388
Payments on equipment purchase contracts	(122)	(161)

Noncash equipment acquisitions on contracts payable and capital leases	152	208

(1)
The results for the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007 include charges of $62 million and $20 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products to their estimated fair market values.

(2)
Other operating (income) expense for the first quarter of fiscal 2008 includes $38 million in receipts from the U.S. government in connection with anti-dumping tariffs, losses of $27 million from changes in currency exchange rates and gains of $10 million on disposals of semiconductor equipment.  Other operating (income) expense for the fourth quarter of fiscal 2007 includes gains of $18 million from disposals of semiconductor equipment and losses of $11 million from changes in currency exchange rates.  Other operating income for the first quarter of fiscal 2007 includes a gain of $30 million from the sale of certain intellectual property to Toshiba Corporation.

(3)
In the fourth quarter of fiscal 2007, the company announced it was pursuing a number of initiatives to drive greater cost efficiencies and revenue growth across its operations. During the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007, the company recorded restructure charges of $13 million and $19 million, respectively, consisting primarily of employee severance and related costs resulting from a reduction in the company’s workforce. In addition, in the first quarter of fiscal 2008, the company recorded a charge to write down to their estimated fair values certain facilities expected to be sold. At the end of the first quarter of fiscal 2008, liabilities for unpaid portions of the restructure charge were approximately $4 million.

(4)
Income taxes for 2008 and 2007 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in 2008 and 2007 were substantially offset by changes in the valuation allowance.